Exhibit 6

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of October 15, 2003 by and between Price Legacy Corporation, a Maryland corporation (“Price Legacy”), and Gary B. Sabin and the other parties listed on the signature page hereto (collectively, the “Holders”).

RECITALS

WHEREAS, Price Legacy, Mr. Sabin and Messrs. Richard B. Muir, Graham R. Bullick and S. Eric Ottesen have entered into a Master Separation Agreement (the “Master Separation Agreement”), pursuant to which, among other things, Price Legacy has agreed to purchase from the Holders, 2,267,000 shares of common stock of Price Legacy that are held by the Holders;

WHEREAS, pursuant to the terms of the Master Separation Agreement, Price Legacy has agreed with Messrs. Sabin, Muir, Bullick and Ottesen (the “Executives”) to Sublease to the Executives Price Legacy’s rights in the Building (as defined in the Master Separation Agreement) (the “Excel Centre Transaction”) and to sell to the Executives Price Legacy’s rights in the Redhawk II Land (as defined in the Master Separation Agreement) (the “Redhawk II Transaction”);

WHEREAS, the Holders have agreed to apply a portion of the Purchase Price (as defined below) towards the amounts owing to Price Legacy with respect to the Excel Centre Transaction and the Redhawk II Transaction; and

WHEREAS, the parties desire to effect such stock purchase transaction in accordance with and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual premises, representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1.                                       Common Stock Purchase Transaction.

1.1  Purchase of Shares.  Subject to the terms and conditions of this Agreement, the Holders hereby agree to sell and Price Legacy hereby agrees to buy 2,267,000 shares of Price Legacy’s common stock (the “Shares”) at a purchase price equal to $4.00 per share  for an aggregate purchase price of $9,068,000 (as adjusted for changes in Price Legacy’s common stock by stock split, stock dividend or the like occurring after the date hereof, the “Purchase Price”).

1.2  Payment; Closing.  Price Legacy will pay to the Holders the Purchase Price as follows: (a) $7,380,056 of the Purchase Price will be applied to reduce the payments owing to Price Legacy under the Master Separation Agreement with respect to the Excel Centre

Transaction and the Redhawk II Transaction and (b) $1,687,944 will be paid by Price Legacy to the Holders in one or more cash payments.  The closing of the stock purchase transaction (the “Closing”) shall take place as soon as practicable following the satisfaction or waiver of all conditions set forth in Sections 4 and 5, or at such other time or place as the parties shall mutually agree.  At the Closing, the Holders shall cause the Shares to be delivered to Mellon Investor Services, LLC, Price Legacy’s transfer agent, for cancellation and retirement, and Price Legacy shall pay the Purchase Price in accordance with this Section 1.2.

2.                                       Representations and Warranties of Holder.

In order to induce Price Legacy to enter into this Agreement, each of the Holders hereby represents and warrants to Price Legacy as follows:

2.1  Organization; Authorization.  Such Holder (other than a Holder that is a natural person) is duly organized, validly existing and in good standing under the laws of the state of its organization.  Such Holder has the requisite power and authority to execute, deliver and perform this Agreement and to sell, assign and deliver the Shares to Price Legacy.  The execution and delivery by such Holder of this Agreement and the performance by such Holder of its obligations hereunder have been duly and validly authorized by all requisite action on the part of such Holder.  This Agreement has been duly and validly authorized, executed and delivered by such Holder and constitutes a valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms.

2.2  No Violation; No Consent.  The execution, delivery and performance of this Agreement and the consummation by such Holder of the transactions contemplated hereby (a) will not constitute a breach or violation of or default under any law, regulation, judgment or order or any contract, agreement or arrangement of such Holder or to which such Holder is subject, (b) will not result in the creation or imposition of any lien upon the Shares and (c) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with such Holder.

2.3  Brokerage.  There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract, agreement or arrangement made by or on behalf of such Holder.

2.4  Ownership of Shares.  Such Holder owns all of the Shares being sold by such Holder free and clear of all liens, claims, encumbrances, restrictions on transfer (other than restrictions under applicable securities laws and restrictions relating to maintaining Price Legacy’s status as a real estate investment trust under the Internal Revenue Code), options, warrants, rights, calls, commitments, proxies or other contract rights (“Encumbrances”), and upon consummation of the transactions contemplated hereby, Price Legacy will acquire good and valid title to the Shares, free and clear of any Encumbrances.

3.                                       Representations and Warranties of Price Legacy.

In order to induce the Holders to enter into this Agreement, Price Legacy hereby represents and warrants to the Holders as follows:

3.1  Organization; Authorization.  Price Legacy is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland.  Price Legacy has the requisite power and authority to execute, deliver and perform this Agreement and to acquire the Shares from the Holders.  The execution and delivery by Price Legacy of this Agreement and the performance by Price Legacy of its obligations hereunder have been duly and validly authorized by all requisite action on the part of Price Legacy.  This Agreement has been duly and validly authorized, executed and delivered by Price Legacy and constitutes a valid and binding obligation of Price Legacy, enforceable against Price Legacy in accordance with its terms.

3.2  No Violation; No Consent.  The execution, delivery and performance of this Agreement and the consummation by Price Legacy of the transactions contemplated hereby (a) assuming the consents referred to in clause (b) are obtained, will not constitute a breach or violation of or default under any law, regulation, judgment or order or any contract, agreement or arrangement of Price Legacy or to which Price Legacy is subject and (b) other than the consent of holders of at least 66 2/3% of Price Legacy’s outstanding Series B Preferred Stock, will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with Price Legacy.

3.3  Brokerage.  There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any contract, agreement or arrangement made by or on behalf of Price Legacy.

4.                                       Conditions to Price Legacy’s Obligations.

The obligations of Price Legacy to purchase the Shares at the Closing are subject to the fulfillment as of the Closing of each of the following conditions, any or all of which may be waived by Price Legacy to the extent permitted by applicable law:

4.1  Representations and Warranties.  The representations and warranties of the Holders contained in this Agreement shall be true and correct on and as of the date of Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.

4.2  Performance.  The Holders shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the date of Closing.

4.3  No Prohibitions.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect or overtly threatened or pending.

4.4  Consent.  The consent to the transactions contemplated hereby by holders of Price Legacy’s outstanding Series B Preferred Stock referenced in Section 3.2(b) shall have been obtained.

4.5  Deliveries.  Price Legacy shall have received the following representing, in the aggregate, all of the Shares:  (a) written confirmation from Mellon Investor Services, LLC of its receipt of shares of common stock of Price Legacy from the parties hereto or (b) stock certificates representing shares of common stock of Price Legacy from the parties hereto, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of Price Legacy.

5.                                       Conditions to the Holders’ Obligations.

The obligations of the Holders to sell the Shares at the Closing and take the other actions contemplated by this Agreement are subject to the fulfillment as of the Closing of each of the following conditions, any or all of which may be waived by the Holders to the extent permitted by applicable law:

5.1  Representations and Warranties.  The representations and warranties of Price Legacy contained in this Agreement shall be true and correct on and as of the date of Closing with the same effect as though such representations and warranties had been made on and as of the date of Closing.

5.2  Performance.  Price Legacy shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of Closing.

5.3  No Prohibitions.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect or overtly threatened or pending.

5.4  Deliveries.  Price Legacy shall have delivered to the Holders the Purchase Price in accordance with Section 1.2.

6.                                       Covenants

6.1  Use of Proceeds.  The Holders shall take such action as is reasonably necessary or advisable to allow $7,380,056 of the Purchase Price to be applied to reduce the payments owing to Price Legacy under the Master Separation Agreement with respect to the Excel Centre Transaction and the Redhawk II Transaction, and Price Legacy shall take such action as is reasonably necessary or advisable to pay $1,687,944 of the Purchase Price to the Holders in such amounts and to such accounts as the Holders may reasonably request.

6.2  Further Assurances.  In addition to the covenants and agreements provided for herein, after the Closing, the Holders shall, and shall cause their affiliates to, from time to time, at the request of Price Legacy and without further cost or expense to Price Legacy, execute and deliver such other documents, instruments or agreements as are reasonably necessary or advisable to carry out the transactions contemplated by this Agreement.

7.                                       Miscellaneous.

7.1  Assignment; Parties in Interest.  This Agreement and the rights and obligations contemplated hereby may not be assigned, in part or in whole, by Price Legacy or any Holder without the prior written consent of the other parties hereto.  Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Notwithstanding anything herein to the contrary, nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.2  Amendments and Waivers.  Except as set forth in this Agreement, changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing executed by Price Legacy and each of the Holders.

7.3  Governing Law. This Agreement is made under the laws of the State of California and, together with the rights of obligations of the parties hereunder, shall be construed under and governed by the laws of the State of California, without regard to the rules of said state relating to conflicts of laws.

7.4  Notices.  Notices provided hereunder, or given pursuant hereto, shall be given by messenger or courier service (with appropriate receipt requested), or by certified or registered mail, return receipt requested, or by facsimile transmission (with confirmation of receipt), and shall be effective one business day after the date on which sent if given by messenger or courier service or by facsimile transmission, and three business days after the date on which sent if given by certified or registered mail.  Such notices shall be addressed as follows:

If to Price Legacy:

Price Legacy Corporation

17140 Bernardo Center Drive, Suite 300

San Diego, California  92128

Attention:  Jack McGrory

Facsimile:  (858) 675-9405

If to the Holders:

Gary B. Sabin

17140 Bernardo Center Drive, Suite 310

San Diego, California  92128

Facsimile:  (858) 487-9890

or, in any case, to such other or additional person or persons and address or addresses as may be set forth in a notice given in accordance with the foregoing provision.

7.5  Effect of Headings.  The section and paragraph headings in this Agreement are for convenience of reference only and shall not affect the construction hereof.

7.6  Entire Agreement.  This Agreement and the Master Separation Agreement, including the exhibits and schedules thereto, constitute the entire agreement between Price Legacy and the

Holders with respect to the subject matter hereof and replace and supersede any and all prior agreements and understandings between the parties with respect thereto.

7.7  Severability.  The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision.  If any provision hereof shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and the remaining provisions of this Agreement shall remain unaffected and in full force and effect.

7.8  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.9  Publicity.  The parties agree that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance review and approval by each party hereto, except as otherwise required by applicable law.

7.10  Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written by the parties hereto.

PRICE LEGACY CORPORATION

By:	/s/ JACK MCGRORY
Name:	Jack McGrory	/s/ GARY B. SABIN
Title:	Chief Executive Officer	Gary B. Sabin

Sabin Industries, Inc.

		By:	/s/ GARY B. SABIN
		Name:	Gary B. Sabin
		Title:	President

ECEG Partnership

		By:	/s/ GARY B. SABIN
		Name:	Gary B. Sabin
		Title:	Managing General Partner

The Sabin Children’s Trust

		By:	/s/ RICHARD B. MUIR
		Name:	Richard B. Muir
		Title:	Trustee

The Sabin Children’s Foundation

		By:	/s/ GARY B. SABIN
		Name:	Gary B. Sabin
		Title:	President